Exhibit 21

SUBSIDIARIES

Subsidiary Name	Jurisdiction of Organization

Rallybio, LLC	Delaware

Rallybio IPA, LLC	Delaware

Rallybio IPB, LLC	Delaware

IPC Research, LLC	Delaware